UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2005

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 19, 2005, Smithfield Foods, Inc. (the “Company”) entered into a $1,000,000,000 secured revolving credit agreement (the “Credit Agreement”) with the subsidiary guarantors of the Company identified therein, the lenders identified therein, Calyon New York Branch, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch and SunTrust Bank, as co-documentation agents, Citicorp USA, Inc., as syndication agent, joint lead arranger and joint bookrunner, and JPMorgan Chase Bank, N.A., as administrative agent, joint lead arranger and joint bookrunner. The Credit Agreement replaces the Company’s previous credit facility dated December 6, 2001, as amended.

The Credit Agreement provides for a $1,000,000,000 revolving credit facility that matures on August 19, 2010. The amount committed under the Credit Agreement may be increased up to $1,350,000,000 at the Company’s request under certain conditions. The Company may draw down funds as a revolving loan or a swingline loan or to obtain letters of credit under the facility. Upon execution of the Credit Agreement, the Company borrowed $246,981,783 to repay the principal amount outstanding under the previous credit agreement. The proceeds of any borrowings under the Credit Agreement may be used to finance working capital needs and for other general corporate purposes of the Company and its subsidiaries.

At the Company’s option, the interest rate on borrowings under the Credit Agreement is based upon (i) the offered rate for overnight federal funds, (ii) the prime rate or federal funds effective rate plus .5% or (iii) an adjusted LIBOR rate, in each case, plus an applicable margin based on the Company’s senior implied/issuer credit rating. Interest is payable monthly in the case of federal funds borrowings and on the earlier of the end of each quarter or applicable interest period for other borrowings.

The Credit Agreement contains financial covenants relating to interest coverage and asset test ratios. Other covenants contained in the Credit Agreement restrict, among other things, certain debt, liens, mergers, asset dispositions, investments, loans, acquisitions, dividends, affiliate transactions and receivable financings.

The Credit Agreement contains customary events of default on the occurrence of such events as nonpayment of amounts due under the Credit Agreement and violation of covenants and other contract provisions (subject in certain cases to customary grace and cure periods). If an event of default occurs, the Company may be required to immediately repay all outstanding obligations under the Credit Agreement.

In connection with the execution of the Credit Agreement, the Company also entered into a security agreement (the “Security Agreement”) dated as of August 19, 2005 with the subsidiaries of the Company identified therein (together with the Company, the “Grantors”), and JPMorgan Chase Bank, N.A. as collateral agent for the secured parties identified therein. Under the Security Agreement, the Grantors granted to such secured parties a security interest in certain assets, including their accounts receivable and inventory.

From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking and commercial banking services and general financial and other services to the Company, all on commercial terms, for which they have in the past received, and may in the future receive, customary fees and payments.

The foregoing description of the Credit Agreement and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Security Agreement which are filed as Exhibits 4.1 and 4.2, respectively, to this Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On August 19, 2005, the Company terminated its $900,000,000 secured multi-year revolving credit facility dated December 6, 2001, as amended, among the Company, the subsidiary guarantors party thereto, and JPMorgan Chase Bank, as Administrative Agent. The Credit Agreement described under Item 1.01 above replaced the terminated credit facility. There were no penalties incurred by the Company as a result of the termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit 4.1	Revolving Credit Agreement dated as of August 19, 2005 among Smithfield Foods, Inc., the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Calyon New York Branch, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch and SunTrust Bank, as co-documentation agents, Citicorp USA, Inc., as syndication agent, joint lead arranger and joint bookrunner, and JPMorgan Chase Bank, N.A., as administrative agent, joint lead arranger and joint bookrunner, relating to a $1,000,000,000 secured revolving credit facility.

	Exhibit 4.2	Security Agreement dated as of August 19, 2005 among Smithfield Foods, Inc., the Subsidiary Grantors identified therein and JPMorgan Chase Bank, N.A., as collateral agent, relating to the Company’s revolving credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: August 25, 2005	/s/ Daniel G. Stevens
Daniel G. Stevens
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 4.1	Revolving Credit Agreement dated as of August 19, 2005 among Smithfield Foods, Inc., the
Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Calyon New York Branch, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch and SunTrust Bank, as co-documentation agents, Citicorp USA, Inc., as syndication agent, joint lead arranger and joint bookrunner, and JPMorgan Chase Bank, N.A., as administrative agent, joint lead arranger and joint bookrunner, relating to a $1,000,000,000 secured revolving credit facility.

Exhibit 4.2	Security Agreement dated as of August 19, 2005 among Smithfield Foods, Inc., the Subsidiary Grantors identified therein and JPMorgan Chase Bank, N.A., as collateral agent, relating to the Company’s revolving credit agreement.